Exhibit (j)(1)

[DECHERT LLP LETTERHEAD]

April 23, 2012

ING Partners, Inc.

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258-2034

Re: ING Partners, Inc.

(File Nos. 333-32575 and 811-08319)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 57 to the Registration Statement of ING Partners, Inc.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP